INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Mid-Iowa Financial Corp.:

We consent to incorporation by reference in the Registration Statements (No. 33-63038 and 333-24049) on Forms S-8 of Mid-Iowa Financial Corp. of our report dated November 14, 1997, relating to the consolidated balance sheets of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1997 and 1996, the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-KSB of Mid-Iowa Financial Corp. and subsidiaries.

                             /s/  KPMG Peat Marwick LLP

Des Moines, Iowa
December 19, 1997